UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   December 19, 2006

Career Education Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23245	36-3932190
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2895 Greenspoint Parkway, Suite 600, Hoffman Estates, IL		60169
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (847) 781-3600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2006, Career Education Corporation (the “Company”) issued a press release announcing the retirement of John M. Larson as the Chairman of the Board of Directors of the Company and from all positions with the Company and its affiliates.  The retirement was effective as of the close of business on December 19, 2006.  A copy of the Company’s press release announcing the retirement of Mr. Larson is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

On December 19, 2006, the Company’s Board of Directors appointed Robert E. Dowdell interim Chairman of the Board of Directors, effective immediately. Mr. Dowdell has been serving as the Company’s interim President and Chief Executive Officer since September 2006 and as a director of the Company since its inception in January 1994.  At the same time, and in connection with Mr. Larson’s retirement, the Company’s Board of Directors reduced the size of the board from nine to eight members.

Prior to Mr. Larson’s retirement, the Company and Mr. Larson entered into a Second Amendment to the Employment Agreement by and among John M. Larson, Career Education Corporation, and CEC Employee Group, LLC, as amended (the “Agreement”), dated as of December 19, 2006, by and among John M. Larson, the Company, and CEC Employee Group, LLC (the “Amendment”).  Except as modified by the Amendment, the Agreement, including Mr. Larson’s agreement to not compete with the Company for a period of two years following the date of termination or solicit any employee of the Company for a period of three years following the date of termination, remains in full force and effect.

The Amendment sets forth the amount of the Severance Benefits (as defined therein) and Accrued Obligations (as defined therein) to be paid to Mr. Larson upon his termination as an employee and director of the Company and its affiliates.  In accordance with the terms of the Agreement, the Company will pay Mr. Larson cash Severance Benefits and Accrued Obligations totaling approximately $4.1 million, which will be recorded by the Company as compensation expense during the fourth quarter of 2006.

The Amendment further provides that through December 31, 2007, at times that shall be mutually agreed upon by Mr. Larson and the Company, Mr. Larson will, as may be reasonably requested by the Company, (i) promptly assist and cooperate with the Company in the transition of his responsibilities and (ii) cooperate with the Company in connection with the management or resolution of any current or future litigation, potential litigation, proceeding, claim, charge, investigation, or other legal or regulatory matter.

The Amendment also provides that (i) the date of the vesting of certain specified outstanding, unvested options to a purchase a total of 100,000 shares of the Company’s common stock granted to Mr. Larson under the Company’s 1998 Employee Incentive Compensation Plan, as amended (the “Plan”), will be accelerated to December 19, 2006, and that (ii) the time allotted for Mr. Larson’s post-termination exercise of certain specified outstanding options to purchase a total of 700,000 shares of the Company’s common stock, with exercise prices ranging from $22.07 to $62.56, granted to Mr. Larson under the Plan will be extended from March 19, 2007 until December 31, 2007 (the “Adjusted Options”).  The Company will record non-cash share-based compensation expense of approximately $1.7 million during the fourth quarter of

2006 as a result of the modifications made to the Adjusted Options.  All outstanding, vested stock options granted to Mr. Larson under the Plan other than the Adjusted Options will be cancelled on March 19, 2007, if not exercised by Mr. Larson prior to such date.

The description of the terms of the Amendment contained herein does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description of Exhibits

10.1	Second Amendment to the Employment Agreement by and among John M. Larson, Career Education Corporation and CEC Employee Group, LLC, dated as of December 19, 2006.

99.1	Press Release issued by Career Education Corporation, dated December 19, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

	By:	/s/ Patrick K. Pesch
Patrick K. Pesch
Executive Vice President, Chief Financial Officer, and Assistant Secretary

Dated: December 19, 2006

Exhibit Index

Exhibit
Number	Description of Exhibits

10.1	Second Amendment to the Employment Agreement by and among John M. Larson, Career Education Corporation and CEC Employee Group, LLC, dated as of December 19, 2006.

99.1	Press Release issued by Career Education Corporation, dated December 19, 2006.